Contact: Edward F. Seserko President and CEO (412) 681-8400 For Immediate Release April 22, 2015

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2015

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced net income of $372,000, or $0.32 diluted earnings per share, for the three months ended March 31, 2015 as compared to net income of $346,000, or $0.29 diluted earnings per share, for the three months ended March 31, 2014.  For the six months ended March 31, 2015, the Company reported net income of $752,000, or $0.64 diluted earnings per share, as compared to net income of $712,000, or $0.60 diluted earnings per share, for the six months ended March 31, 2014.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)
	March 31,	September 30,
	2015	2014

Total assets	$155,307	$152,187
Cash and investments	20,412	21,124
Loans receivable, net	131,543	128,030
Allowance for loan losses	(1,421)	(1,361)
Deposits	130,999	127,861
Total liabilities	132,145	129,493
Stockholders' equity	$23,162	$22,694

Nonaccrual loans	$338	$848
Repossessed assets	497	0
Total nonperforming assets	$835	$848

Allowance for loan losses to loans receivable, net	1.08%	1.06%
Nonperforming loans to net loans	0.26%	0.66%
Nonperforming assets to total assets	0.54%	0.56%
Book value per share	$19.18	$18.69
Number of common shares outstanding	1,207,460	1,213,986

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2015	2014	2015	2014

Interest income	$1,735	$1,685	$3,473	$3,362
Interest expense	206	212	412	454
Net interest income	1,529	1,473	3,061	2,908
Provision for loan losses	30	15	60	25

Net interest income after provision for loan losses	1,499	1,458	3,001	2,883
Noninterest income	34	16	58	41
Noninterest expense	962	939	1,900	1,818

Income before income taxes	571	535	1,159	1,106
Income tax expense	199	189	407	394

Net income	$372	$346	$752	$712

Earnings per share	$0.32	$0.29	$0.64	$0.60